Exhibit 99.1

HCP PRICES $800 MILLION OF 2.625% SENIOR UNSECURED NOTES DUE 2020

LONG BEACH, CA — NOVEMBER 14, 2012 — HCP (NYSE:HCP) priced an offering of $800 million of 2.625% senior unsecured notes due February 2020.  The offering size was increased in response to investor demand.  The price to the investors was 99.729% of the principal amount of the notes for an effective yield of 2.667%.

The net proceeds of the offering will be approximately $791 million, which HCP intends to use to repay $600 million currently outstanding on its bank line of credit, which borrowings were used to fund a portion of the aggregate purchase price for the acquisition of 133 senior housing communities from a joint venture between Emeritus Corporation and Blackstone Real Estate Partners VI, an affiliate of Blackstone, as announced by the Company on October 31, 2012, and for general corporate purposes that may include repayment of $150 million of 5.625% senior unsecured notes due February 2013 and funding of future acquisitions or investments.

The offering is expected to close on November 19, 2012, subject to customary closing conditions.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC acted as joint book-running managers for the offering.

This offering of notes may be made only by means of a prospectus supplement and a prospectus.  A copy of the prospectus supplement and the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from: (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 222 Broadway, 11th Floor, New York, NY 10038, Attention: Prospectus Department, or at 1-800-294-1322, or dg.prospectus_requests@baml.com; (ii) Morgan Stanley & Co. LLC at 180 Varick Street, New York, NY 10014, Attention: Prospectus Department, or at 1-866-718-1649; (iii) UBS Securities LLC at 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist, or at 1-877-827-6444, ext. 561 3884.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification thereof under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 27 consecutive years; and (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and deploy the resulting proceeds as indicated above.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

562-733-5309